Filing Pursuant to Rule 424(b)(3)
File Number 333-43137


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                                 The Prospectus
                                October 23, 2000
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                              The Bank of America
                              SharesDirect Plan(SM)


     You should read this Prospectus carefully so you will know how the Plan works and then retain it for future reference.

     Neither the Securities and Exchange Commission nor any state securities regulators have determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
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Table of Contents                                                           Page

THE PLAN

Bank of America SharesDirect Plan ............................................1
Bank of America Corporation...................................................1
Summary of the Plan...........................................................2
Administrator of the Plan.....................................................3
Inquiries: Bank of America Shareholder Services...............................3
Enrollment....................................................................4
Investment Options:
     Optional Dividend Reinvestment...........................................4
     Optional Cash Investments................................................5
Purchase of Shares............................................................6
Sale of Shares................................................................7
Safekeeping of Your Stock Certificates........................................8
Gifts or Transfers of Shares..................................................9
Issuance of Certificates.....................................................10
Plan Service Fees............................................................11
Tracking Your Investments....................................................11
U.S. Federal Income Tax Information..........................................12
Responsibility of Administrator and Bank of America..........................13
Stock Splits, Stock Dividends and Other Distributions........................14

MISCELLANEOUS
Voting of Proxies............................................................14
Plan Modification or Termination.............................................14
Change of Eligibility; Termination...........................................14
Foreign Participation........................................................14
Available Information/Incorporation of Documents by Reference................15
Legal Matters................................................................16
Independent Accountants......................................................16
Factors That May Affect Future Results.......................................16

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Bank of America SharesDirect Plan

     This Prospectus describes the Bank of America SharesDirect Plan. The Plan promotes long-term ownership in Bank of America Corporation by offering:

  > A simple, cost-effective method for purchasing shares of Bank of America stock directly from Bank of America;

  >   A way to increase your holdings in Bank of America by reinvesting your cash dividends in Bank of America stock;

  >   The opportunity to purchase additional shares by making optional cash investments.

     You do not have to be a current shareholder of Bank of America to participate in the Plan. You can purchase your first shares of Bank of America stock through the Plan by making an initial investment of $1,000 or more, which includes an initial transaction fee of $10.


Bank of America Corporation

     Bank of America is a multi-bank holding company. Through its subsidiaries, Bank of America provides financial products and services to individuals, businesses, corporations, institutional investors and governmental agencies, primarily throughout the Mid-Atlantic, Midwest, Southeast, Southwest, Northwest and West regions of the United States and in selected international markets. Bank of America was incorporated in 1998 under the laws of the State of Delaware and the Bank Holding Company Act. Bank of America's predecessor companies were initially incorporated in 1968. Its principal executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255.

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The Bank of America stock offered under the Plan is not guaranteed or insured by any bank or government agency.
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                                                                        THE PLAN

Summary of the Plan

> ENROLLMENT: If you are not already a shareholder, you can become a participant in the Plan by making an initial investment of at least $1,000, which includes an initial transaction fee of $10. Existing Bank of America shareholders not enrolled in the Plan can participate by submitting a completed Enrollment Form. If your shares are held in a brokerage account, you may either participate directly by registering some or all of your shares in your name, or make arrangements with your broker to participate in the Plan on your behalf.

> OPTIONAL REINVESTMENT OF DIVIDENDS: You can reinvest all, a portion or none of your cash dividends toward the purchase of additional shares of Bank of America stock without paying trading fees.

> OPTIONAL CASH INVESTMENTS: After you are enrolled in the Plan, you can buy additional shares of Bank of America stock by investing a minimum of $50 at any one time, up to $120,000 in the aggregate per calendar year. You can have your payment automatically withdrawn from your bank account or pay by check.

> FULL REINVESTMENT: Full reinvestment of your dividends is possible because your account will be credited with both whole and fractional shares. As part of the Plan, Bank of America pays dividends on both whole shares and fractional shares.

> SAFEKEEPING OF CERTIFICATES: You can deposit your Bank of America stock certificates with Bank of America Shareholder Services for safekeeping at no cost to you.

> GIFTS OR TRANSFERS OF SHARES: You can give or transfer your Bank of America shares to others through the Plan at no charge.

> SELL SHARES CONVENIENTLY: If you choose to sell any of the Bank of America shares held in your Plan account, you will pay fees lower than those typically charged by stockbrokers.

> TRACKING YOUR INVESTMENT: You will receive a statement or a notification after each transaction. Statements provide the details of the transaction and show the share balance in your Plan account. You may also view details regarding your Plan account at https://vault.chasemellon.com/isd on the Internet.

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Administrator of the Plan
     Bank of America has appointed The Chase Manhattan Bank to administer the Plan and act as Agent for the participants. The Chase Manhattan Bank has designated its affiliates, ChaseMellon Shareholder Services, L.L.C. and ChaseMellon Financial Services, L.L.C., and other agents to perform certain services for the Plan. These companies will purchase and hold shares of stock for Plan participants, keep records, send statements and perform other duties required by the Plan. Bank of America reserves the right to replace the Administrator at any time.

     The Administrator may be contacted at Bank of America Shareholder Services as detailed below.



Inquiries: Bank of America Shareholder Services

For information about the Bank of America SharesDirect Plan:

Bank of America Shareholder Services:                             1-800-642-9855

Internet:                                                    www.chasemellon.com

Written requests and notices should be mailed as follows:

   Send correspondence and all requests except Optional Cash Investments to:

       Bank of America Shareholder Services

       P. O. Box 3338

       South Hackensack, NJ 07606-1938

       Please include your daytime telephone number.


   Send Optional Cash Investments to:

       Bank of America Shareholder Services

       Optional Cash Investments

       P. O. Box 382009

       Pittsburgh, PA 15250-8009

       Make check or money order payable to Bank of America Corporation in U.S. dollars. Please use transaction stub at bottom of statement.

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

Enrollment
     You are eligible to participate in the Plan if you meet the requirements outlined below. If you live outside the U.S., you should first determine if there are any governmental regulations that would prohibit your participation in the Plan.

     > If you do not currently own any Bank of America stock, you can join the Plan by making an initial investment of at least $1,000, but not more than $120,000. (See "Optional Cash Investments" on page 5 for investment limitations.) You can get started in the Plan by returning a completed Enrollment Form to Bank of America Shareholder Services along with your check or money order payable to Bank of America Corporation. A $10 transaction fee will be deducted from your initial investment. The Administrator will arrange for the purchase of shares for your account, but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement to be mailed to you. (See "Purchase of Shares" on page 6.)

     > If you already own Bank of America stock and the shares are registered in your name, you may join the Plan by returning a completed Enrollment Form to Bank of America Shareholder Services. Registered shareholders will not be charged an initial transaction fee.

     > If your shares are held in a brokerage, bank or other intermediary account, and you wish to participate directly in the Plan, you should direct your broker, bank, or trustee to register some or all of your Bank of America shares directly in your name. You can then enroll in the Plan by returning a completed Enrollment Form to Bank of America Shareholder Services. Alternatively, you may make arrangements with your broker, bank or trustee to participate in the Plan on your behalf. Registered shareholders will not be charged an initial transaction fee.


Investment Options

     Once enrolled in the Plan, you have the following choices:

     > OPTIONAL DIVIDEND REINVESTMENT: You can choose to reinvest all, a portion or none of the regular cash dividends paid on your shares registered with the Plan to purchase additional shares of Bank of America stock. You can change your dividend reinvestment

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election at any time by notifying Bank of America Shareholder Services. For a particular dividend to be reinvested, your notification must be received five days prior to the record date for that dividend. (The record date is normally 21 days prior to the payment date.)

     If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment
Form:


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   Full Dividend Reinvestment
 ................................................................................

   Purchase additional shares by reinvesting all of your cash dividends.
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   Partial Dividend Reinvestment
 ................................................................................

   If you choose to reinvest less than all of your dividends, you must select one of the following options:

   OPTION 1. Receive a cash dividend payment based on the number of full shares you specify. Reinvest the dividends on all remaining shares. This option allows you to receive a fixed amount of cash each quarter (assuming the dividend per share stays the same); or

   OPTION 2. Reinvest dividends based on the number of full shares you specify. Receive a cash dividend payment on all remaining shares. This option allows you to receive an increasing amount of cash each quarter (again, assuming the dividend per share stays the same).
 ................................................................................
   Deposit Cash Dividends Electronically: If you choose partial dividend reinvestment, you can have all of your remaining cash dividends deposited directly into your bank account instead of receiving a check by mail
-- just complete the appropriate sections of the Enrollment Form or notify Bank of America Shareholder Services. Direct Deposit Authorization Forms will be acted upon as soon as possible after they are received. You can change your designated bank account for direct deposit or discontinue this feature by notifying Bank of America Shareholder Services at least 14 days prior to a dividend record date.
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     > OPTIONAL CASH INVESTMENTS: You can purchase additional shares of Bank of
America stock by using the Plan's optional cash investment feature. You must invest at least $50 at any one

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time and cannot invest more than $120,000 in a calendar year. Interest will not be paid on amounts held pending investment.

     By Automatic Withdrawal from your Bank Account: If you wish to make regular monthly optional cash investments, you can authorize an automatic monthly withdrawal from your bank account. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your account on the 15th day of each month. If this date falls on a bank holiday or weekend, funds will be deducted on the next business day. Please allow four to six weeks for the first automatic monthly withdrawal to be initiated. You must notify Bank of America Shareholder Services in writing to change or terminate automatic withdrawal.

     By Check or Money Order: You may make optional cash investments by sending a check or money order payable to Bank of America Corporation. Do not send cash. Please mail the completed transaction stub located on the bottom of your statement along with your investment to the address specified on the statement. Your pending investment can be viewed at https://vault.chasemellon.com/isd on the Internet.


Purchase of Shares

     > Purchase Intervals: The Administrator will make arrangements to use initial and optional cash investments to purchase Bank of America shares as promptly as practical, but at least once each week. The Administrator will use reinvested dividends to purchase shares on a quarterly basis. Purchases may be made over a number of days to meet the requirements of the Plan.

     > Source and Pricing of Shares: Shares needed to meet the requirements of the Plan will either be purchased in the open market or issued directly by Bank of America from authorized but unissued shares.

     If the shares are purchased in the open market, your price per share will be the weighted average price of shares purchased during the relevant period to satisfy Plan requirements. Trading fees incurred by the Plan for purchases will be paid by Bank of America and will be reported to you as taxable income. All fractional shares are calculated to four decimals and are credited to your account.

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     If the shares are purchased from Bank of America, your price per share will be the average of the daily high and low sale prices quoted on the New York
Stock Exchange (NYSE) Composite Transactions listing for the day the shares are purchased. All fractional shares are calculated to four decimals and are credited to your account.

     > Timing and control: Because the Administrator will arrange for the purchase of shares on behalf of the Plan, neither Bank of America nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased or the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan and will bear the market risk associated with fluctuations in the price of Bank of America stock. That is, if you send in an initial or optional cash investment, it is possible that the market price of Bank of America stock could go up or down before the broker purchases stock with your funds. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.


Sale of Shares

     You can sell any number of shares held in your Plan account or book entry form by notifying Bank of America Shareholder Services. (See "Inquiries: Bank of America Shareholder Services" on page 3.) The Administrator will make arrangements to sell Bank of America stock as promptly as practical. Requests for sales of Plan shares are generally processed daily. If a request to sell Plan shares is received before Noon [New York time], the sale request is generally processed that afternoon. Sale requests received after Noon [New York time] are generally processed the next business day.

     Requests for the sale of all shares in your Plan account that are received between the dividend record and payable dates are processed in the regular course of business. A separate check representing the dividend paid on the shares that were sold is issued on the day prior to the payable date.

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     The sale price will be the weighted average price of all shares sold for
Plan participants during the relevant period, as volume dictates. You will receive the proceeds of the sale less (1) a $15 sales transaction fee, (2) the trading fee of $0.08 per share charged in connection with the sale, and (3) any required tax withholdings. (See "Plan Service Fees" on page 11.)

     You can choose to sell your shares through a stockbroker of your choice, in which case you should request a certificate for your shares from Bank of America Shareholder Services. (See "Issuance of Certificates" on page 10.)

     Please note that if your total holdings fall below one share, the Administrator will liquidate the fractional share, remit the proceeds to you less any applicable fees, and close your Plan account.

      > Timing and control: Because the Administrator will sell the shares on behalf of the Plan, neither Bank of America nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuations in the price of Bank of America stock. That is, if you send in a request to sell shares, it is possible that the market price of Bank of America stock could go down or up before the broker sells your shares. In addition, you will not earn interest on the proceeds of a sales transaction.



Safekeeping of Your Stock Certificates

     Shares of Bank of America stock that you buy under the Plan will be maintained in your Plan account for safekeeping. You will receive a periodic statement detailing the status of your holdings. (See "Tracking Your Investments" on page 11.)

     Bank of America shareholders may use the Plan's "safekeeping" service to deposit their Bank of America stock certificates at no cost. Because Bank of America and the Administrator are responsible for the safekeeping of Bank of America stock certificates deposited with the Plan, you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates so deposited. With safekeeping, you have the option of receiving cash


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dividends, reinvesting your dividends or taking advantage of the sale of shares feature of the Plan.

     To use the safekeeping service, send your certificates to Bank of America Shareholder Services by registered mail with written instructions to deposit them in safekeeping. Do not endorse the certificates or complete the assignment section.

     You may have a certificate(s) issued by writing Bank of America Shareholder Services (See "Inquiries: Bank of America Shareholder Services" on page 3), by calling Bank of America Shareholder Services at (800) 642-9855 or at https://vault. chasemellon.com/isd on the Internet. (See "Issuance of Certificates" on page 10.)



Gifts or Transfers of Shares

     You can give or transfer Bank of America shares to anyone you choose by:

     > Making an initial $1,000 cash investment to establish an account in the recipient's name; or

     > Submitting an optional cash investment on behalf of an existing shareholder in the Plan in an amount not less than $50 nor more than $120,000; or

     > Transferring shares from your Plan account to the recipient.

     You must transfer a whole number of shares unless you transfer your entire account. You may transfer shares to new or existing shareholders. In order to transfer the ownership of all or part of the whole shares of Bank of America stock held in your Plan account, you must mail Bank of America Shareholder Services instructions along with a properly signed stock power. The stock power form can be obtained from Bank of America Shareholder Services, a bank or a stockbroker. You must have your signature guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificate is in fact the registered owner as it appears on the stock certificate or stock power. Bank of America Shareholder Services will automatically place such new accounts in full dividend reinvestment status. The recipients of gifts or transfers, at their discretion, may then elect another option.

Bank of America Shareholder Services will send recipients of gifts or transfers a notice of such transfer.

     Requests for the transfer of all whole and fractional shares that are received between the dividend record and payable dates are processed in the regular course of business. A check representing the dividend paid on the shares that were transferred is issued on the day prior to the payable date.

Issuance of Certificates

     You can withdraw all or some of the shares from your Plan account by notifying Bank of America Shareholder Services (See "Inquiries: Bank of America Shareholder Services" on page 3) or by requesting the issuance at https://vault.chasemellon.com/isd on the Internet.

      Certificates will be issued for whole shares only. In the event your request involves a fractional share, a check for the value of the fractional share (less any applicable fees and taxes) will be mailed to you. Please allow seven to ten days to process your request.

     Requests for the issuance of all whole shares and cash for any fractional share in your Plan account that are received between the dividend record and payable dates are processed in the regular course of business. A separate check representing the dividend paid on the whole and fractional shares that were withdrawn is issued on the day prior to the payable date.

     Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. In addition, checks will be made payable to the name(s) in which the account is registered, unless otherwise instructed. If the certificate is issued in a name other than your Plan account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program, as described on page 9.

                                       10
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 ................................................................................
  Plan Service Fees

  Initial Transaction Fee for new investors ..............$10.00 per new account

  Optional Reinvestment of Dividends. .................................No Charge

  Optional Cash Investments via check

  or automatic investment. ............................................No Charge

  Sale of Shares (partial or full)

   Transaction Fee ..................................$15.00 per sale transaction

   Trading Fee ..............................$0.08 per share or fractional share

  Gift or Transfer of Shares. .........................................No Charge

  Safekeeping of Stock Certificates ...................................No Charge

  Certificate Issuance. ...............................................No Charge

  Returned checks ..............................................$50.00 per check

  Duplicate Statements

   Current year. ......................................................No Charge

   Prior year(s) ........................$10.00 flat fee per request per account

  The Administrator will deduct the applicable fees from either the initial investment or proceeds from a sale. All fees set forth above are subject to change following appropriate notice to Plan participants.

Tracking Your Investments

     If you participate in dividend reinvestment, Bank of America Shareholder Services will mail you a quarterly statement showing all transactions (shares, amounts invested, purchase prices) for your account including year-to-date and other account information. Supplemental statements or notices will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares. You may also view your Plan account and order duplicate statements through Investor ServiceDirectSM at https://vault.chasemellon.com/isd on the Internet.

     If you do not participate in dividend reinvestment, Bank of America Shareholder Services will mail you a statement or notice confirming any transactions you make.

                                                                              11
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     If you continue to be enrolled in the Plan, but have no transactions, your holdings will be reflected on your divididend notice.

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Please retain your statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes. You should notify Bank of America Shareholder Services promptly of any change in address because all notices, statements and reports will be mailed to your address of record.
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U.S. Federal Income Tax Information

     Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income. The statement will also reflect as income any trading fees paid by Bank of America on your behalf for purchases of shares.

     You will not realize gain or loss for U.S. Federal income tax purposes upon the transfer of shares to the Plan, the transfer of shares to another recipient by gift or otherwise under the Plan, or upon the withdrawal of whole shares from the Plan. You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan. Similarly, any recipient of a gift or transfer of shares under the Plan will generally realize gain or loss upon the sale of any of the shares so transferred.

     In the case of Plan participants whose dividends are subject to U.S. Federal income tax withholding, or backup withholding, dividends will be invested net of the amount of tax to be withheld.

     The above summary is not a comprehensive summary of all of the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the Plan.

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You should rely only on the information incorporated by reference or provided in this Prospectus or in any prospectus supplement. Bank of America has authorized no one to provide you with different information. Bank of America is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or the prospectus supplement is accurate as of any date other than the date of the document.
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Responsibility of Administrator and Bank of America

     Neither Bank of America nor the Administrator will be liable for any act they do in good faith or for any good faith omission to act. This includes, without limitation, any claims of liability for:

> failure to terminate your account upon your death prior to receiving written notice of such death; or

> purchases or sales prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

>    any fluctuation in the market value after purchase or sale of shares.

     The payment of dividends is at the discretion of the Bank of America Board of Directors and will depend upon future earnings, the financial condition of Bank of America and other factors. The Board may change the amount and timing of dividends at any time without notice.

     Neither Bank of America nor the Administrator can assure you a profit or protect you against a loss on the shares you purchase under the Plan.

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


                                  MISCELLANEOUS

Stock Splits, Stock Dividends and Other Distributions

     In the event dividends are paid in Bank of America stock, or if Bank of America stock is distributed in connection with any stock split or similar transaction, each account will be adjusted to reflect the receipt of the stock so paid or distributed.


Voting of Proxies

     Bank of America will mail you proxy materials including a proxy card representing both the shares for which you hold certificates and the shares, full and fractional, in your Plan account. The proxy will be voted as indicated by you. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted. You may wish to consent to view the proxy materials at https://vault.chasemellon.com/isd on the Internet .


Plan Modification or Termination

     Bank of America reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. Bank of America and the Administrator also reserve the right to change any administrative procedures of the Plan.


Change of Eligibility; Termination

     Bank of America reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, Bank of America Shareholder Services will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments or reinvest your dividends. Bank of America Shareholder Services will issue a certificate to you upon written request.


Foreign Participation

     If you live outside of the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. Bank of America reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.

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

Available Information/Incorporation of Documents by Reference

     Bank of America files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Bank of America is the successor to BankAmerica Corporation and NationsBank Corporation, which complied with the same SEC filing requirements. You may read and copy any reports, statements or other information Bank of America files (or BankAmerica or NationsBank previously filed) at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Bank of America (and BankAmerica and NationsBank) SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov on the Internet.

     The SEC allows Bank of America to "incorporate by reference" the information it files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Plan is terminated comprise the incorporated documents:
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(a) Bank of America Annual Report on Form 10-K for the year ended December 31,
1999; (b) Bank of America Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; (c) Bank of America Current Reports on Form 8-K as of January 20, 2000, February 10, 2000, April 19, 2000, May 31, 2000,
June 8, 2000, July 21, 2000, July 31, 2000, September 22, 2000 and October 20,
2000. (d) The description of the Bank of America Common Stock contained in the Current Report on Form 8-K filed September 28, 1998 by BankAmerica (as the predecessor to Bank of America).
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Upon request Bank of America will provide, without charge, a copy of any or all of the documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to Bank of America Corporation, Corporate Center, Corporate Treasury Division, Charlotte, North Carolina 28255 (Telephone: (888) 279-3457).

Legal Matters

     Mr. Paul J. Polking, Executive Vice President and General Counsel of Bank of America Corporation, has given his opinion regarding the validity of the Bank of America stock covered by this Prospectus. Mr. Polking owns common stock and is eligible to participate in the Plan.

Independent Accountants

     The financial statements of Bank of America Corporation are incorporated in this Prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 1999, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants. PricewaterhouseCoopers LLP gave this report on its authority as experts in auditing and accounting.

Factors That May Affect Future Results

     Please keep in mind that the information delivered to you with this Prospectus, as well as the annual, quarterly and special reports and other information filed by Bank of America with the Securities and Exchange Commission, contain forward-looking statements which involve various uncertainties. These uncertainties could cause actual Bank of America results to be materially different from the forward-looking statements. When reading any of these documents, you should consider all of the risks and uncertainties that are discussed, and you should not rely solely on forward-looking statements made by Bank of America.

     Factors that could cause actual results to be materially different from forward-looking statements include: (1) interest rate, market and monetary fluctuations, (2) monetary and fiscal policies and laws, (3) inflation, (4) general economic conditions, (5) competition and economic conditions in Bank of America regions and industries, (6) new products, (7) mergers and acquisitions, and (8) the ability of Bank of America to manage these and other risks.

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